Exhibit 35.3

OFFICER’S CERTIFICATE

I, Karen Montbach, a Managing Director of Citibank, N.A. (the “Company”), hereby certify, with respect to the Pooling and Servicing Agreement, dated as of February 1, 2015 (the “Agreement”), by and among Citigroup Commercial Mortgage Securities Inc., as depositor, Wells Fargo Bank, National Association, as master servicer, Midland Loan Services, a division of PNC Bank, National Association, as special servicer, Park Bridge Lender Services LLC, as operating advisor, Citibank, N.A., as certificate administrator (the “Certificate Administrator”), and Deutsche Bank Trust Company Americas, as trustee, the following:

1. A review of the Company’s activities as Certificate Administrator during the reporting period ending December 31, 2015 and its performance under the Agreement has been made under my supervision.

2. To the best of my knowledge, based on such review, as of and for the reporting period ending December 31, 2015, the Company has fulfilled all of its obligations under the Agreement in all material respects throughout the reporting period.

This statement is given by the undersigned as an authorized officer of the Company and not in the undersigned’s individual capacity.

Date: February 26, 2016

Citibank, N.A.

By:	/s/ Karen Montbach
Name:	Karen Montbach
Title:	Managing Director

CGCMT 2015-GC27